Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

GENCAROTM’S NOREPINEPHRINE LOWERING LIKELY CONTRIBUTES TO ITS EFFECT IN ATRIAL FIBRILLATION PREVENTION

Data Selected for Moderated Poster Presentation at American College of Cardiology 61st Annual Scientific Session & Expo

Gencaro Potentially the First Genetically-Targeted Treatment for

Prevention of Atrial Fibrillation

Broomfield, CO, March 26, 2012 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for atrial fibrillation and other cardiovascular diseases, today announced results of analyses of atrial fibrillation (AF) data from the BEST trial, a previously conducted Phase 3 heart failure (HF) trial involving Gencaro (bucindolol hydrochloride), in 2,708 advanced heart failure patients. Researchers believe increasing plasma norepinephrine (NE) levels as a measure of adrenergic activity herald worsening of HF in patients with reduced left ventricular ejection fractions (HFREF). In this new analysis, researchers, including Dr. Michael R. Bristow, ARCA’s CEO, found that patients who developed new onset AF during the BEST trial had higher baseline NE levels than patients who did not develop AF. NE levels at three months decreased in the Gencaro subgroups compared to placebo subgroups. Researchers believe this sympatholytic effect likely contributed to an associated 41% reduction in the risk of developing AF for the 1,202 Gencaro patient cohort without AF at baseline. As previously reported at the American Heart Association’s Scientific Sessions 2011, Gencaro reduced the risk of developing AF by 74% in the genetic subgroup that was homozygous for the 389 arginine version of the beta-1 adrenergic receptor, which has high affinity for norepinephrine. Researchers found that Gencaro’s norepinephrine lowering properties appear to contribute to its effects in all HFREF patients, but in particular those who have only beta-1 389 arginine receptors.

The data were selected for moderated poster presentation at the American College of Cardiology 61st Annual Scientific Sessions & Expo, being held March 24-27, 2012 in Chicago, Illinois. Dr. Ryan Aleong, Assistant Professor of Medicine, Cardiology, Director of Implanted Cardiac Device Clinic, University of Colorado Hospital, and Interim Director of Arrhythmia Services at Denver Health Medical Center, presented “Bucindolol’s Sympatholytic Properties Contribute to Reduction in the Risk of Developing New Onset Atrial Fibrillation in Patients with Advanced Heart Failure” during the session “Arrhythmias: AF/SVT: Continuing Role of Pharmacologic Therapy for Atrial Arrhythmias,” Monday, March 26, 2012, 11:00am – 12:00pm Central.

Researchers assessed the role of NE in contributing to new onset AF and that of Gencaro in preventing new onset atrial fibrillation (NAF) in patients with advanced HF in the BEST trial. Baseline NE levels measured by high performance liquid chromatography (HPLC)/electrochemical detection (ECD) were available in 1,868 of the 2,392 enrolled patients who did not have AF at baseline. New onset AF, which was not a pre-specified endpoint in the BEST trial, was assessed from adverse event (AE)/serious adverse event (SAE) case report forms as well as routinely measured electrocardiograms (ECGs) in patients not in AF on study entry. In the 2,392 patient cohort without AF at baseline, there were 115/1190 (9.7%) new onset AF episodes in patients in the placebo group, and 75/1202 (6.2%) in the Gencaro group (hazard ratio ± (95% confidence intervals) = 0.59 (0.44, 0.79), p =0.0004). Baseline NE was higher among patients with new onset AF compared to patients who did not develop AF (NAF 530±281 vs. no AF 498±328 pg/ml, p = 0.015). NE at three months decreased in the Gencaro subgroups as compared to placebo subgroups. NE reduction by bucindolol was similar in patients with beta-1 389 arginine/arginine and glycine carrier genotypes, suggesting that the high binding affinity of the 389 arginine receptor for NE contributes to differential pharmacogenetic efficacy, not differences in NE lowering between genotypes.

Atrial Fibrillation

Atrial fibrillation is a disorder in which the normally regular and coordinated contraction pattern of the heart’s two small upper chambers (the atria) becomes irregular and uncoordinated. The irregular contraction pattern associated with atrial fibrillation causes blood to pool in the atria, predisposing the formation of clots. These clots may travel from the heart and become lodged in the arteries leading to the brain and other organs, thereby blocking necessary blood flow and potentially resulting in stroke. In addition, in patients with heart failure with reduced left ventricular ejection fraction (HFREF), new onset atrial fibrillation may also contribute to worsening heart failure and increased risk of death.

Studies estimate atrial fibrillation affected between 2 and 3 million Americans in 2005. Those same studies estimate the prevalence of atrial fibrillation will likely increase to between 3.8 million and 4.8 million by 2025. Industry estimates expect the atrial fibrillation drug market in developed countries to increase more than eight-fold, from $843 million in 2009 to $6.8 billion in 2019. The Company believes there is an unmet medical need for new atrial fibrillation treatments that have fewer side effects than currently available therapies and are more effective, particularly in patients with HFREF, where most of the approved atrial fibrillation drugs are contra-indicated or have warnings in their prescribing information.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with the Laboratory Corporation of America (LabCorp), under which LabCorp has developed a companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release and the associated presentation may contain “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the ability of genetic variations to predict individual patient response to Gencaro, the contribution of Gencaro’s sympatholytic properties to potential reduction of the risk of developing new onset atrial fibrillation in patients with advanced heart failure, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

###